                                                               EXHIBIT (a)(1)(A)


            OFFER TO EXCHANGE OPTIONS UNDER THE SUPERIOR CONSULTANT
                 HOLDINGS CORPORATION LONG-TERM INCENTIVE PLAN

           THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE
                    AT 5:00 P.M., EASTERN TIME, ON THURSDAY,
               JULY 5, 2001, UNLESS SUPERIOR CONSULTANT HOLDINGS
                         CORPORATION EXTENDS THE OFFER.

         In this Offer to Exchange Options under the Superior Consultant Holdings Corporation Long-Term Incentive Plan, as amended (the "Option Plan"), Superior Consultant Holdings Corporation ("Superior") is offering to exchange all outstanding stock options granted under the Option Plan to our current employees who hold options to purchase shares of our Common Stock, par value $0.01 per share ("Common Stock"), with an exercise price equal to or greater than $20.00 per share ("Existing Options"), for new options that we will grant under the Option Plan ("New Options"). Options granted with an exercise price lower than $20.00 per share may not be tendered in the Offer (as defined below) and are not affected by it. Employees who were granted options dated on or after January 5, 2001, are not eligible to participate in the Offer.

         We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange (this "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal," which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). We will grant to each eligible option holder ("Eligible Holder") who validly tenders qualifying Existing Options a New Option exercisable for a number of shares of Common Stock as follows:

         - one (1) share of Common Stock under a New Option for every three (3) shares of Common Stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $20.00 and less than $30.00 per share;

         -     one (1) share of Common Stock under a New Option for every four
               (4) shares of Common Stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $30.00 and less than $40.00 per share; and

         -     one (1) share of Common Stock under a New Option for every five
               (5) shares of Common Stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $40.00 per share.

         We will grant the New Options to Eligible Holders on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options accepted for exchange. As the Existing Options tendered and accepted for exchange will be canceled on July 5, 2001, the scheduled expiration date of the Offer, we currently anticipate that New Options will be granted on or after January 7, 2002.

         The exercise price of the New Options will be based on the fair market value of Superior's common stock on the date when we grant the New Options. Specifically, in accordance with the terms of the Option Plan, the exercise price of your New Option will equal the closing selling price per share on the day of grant for the Common Stock as reported by the Nasdaq National Market. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE EXISTING OPTIONS ACCEPTED FOR EXCHANGE, IT IS THEORETICALLY POSSIBLE THAT THE NEW OPTIONS COULD HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS.

         The New Options will vest in ten (10) substantially equal installments on the first day of each calendar quarter over a period of two and a half years starting on the first day of the calendar quarter immediately following the date of grant.

         The New Options will have an exercise term of ten (10) years determined from the grant date of the New Options.

         IF FOR ANY REASON YOU ARE NOT AN EMPLOYEE OF SUPERIOR FROM THE DATE WHEN YOUR TENDERED EXISTING OPTIONS ARE CANCELED THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELED EXISTING OPTIONS. This means that if you die, become disabled, terminate your employment with us for any or no reason or we terminate your employment with us with or without cause before the date when we grant the New Options, then you will not receive anything for the Existing Options that you tendered and we canceled.

         If you wish to tender an Existing Option in the Offer, you must tender the option for the full number of unexercised shares of common stock subject to that particular option on or before the expiration of the Offer, currently scheduled for July 5, 2001. You will not be required to tender all of your exchangeable Existing Options to participate in the Offer, but any particular Existing Option must be exchanged in full.

         The Offer is not conditioned upon any minimum threshold number of Existing Options being tendered by Eligible Holders, but is subject to conditions that we describe in Section 6 of this Offer to Exchange.

         If you choose not to tender your Existing Options, then your Existing Options will remain outstanding without change and they will retain their current exercise price, vesting schedule and term.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER SUPERIOR NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR EXISTING OPTIONS.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "SUPC". On May 22, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $4.45 per share. WE RECOMMEND THAT YOU OBTAIN

CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR EXISTING OPTIONS.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the Offer or requests for assistance or copies of the Offer to Exchange or the Letter of Transmittal to Ed Dodge, our Director of Human Resources, at Superior Consultant Holdings Corporation, 17570 West Twelve Mile Road, Southfield, Michigan 48076 (telephone: (248) 386-8300).

IMPORTANT

         If you wish to tender your Existing Options for exchange, you must complete, electronically sign and return the Letter of Transmittal in accordance with its instructions before the Expiration Date.

         We are not making the Offer to, nor will we accept any tender of Existing Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of Existing Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any such jurisdiction in compliance with the laws of such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

         THE DATE OF THIS OFFER TO EXCHANGE IS MAY 23, 2001.

         A "SUMMARY TERM SHEET" DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 8, FOLLOWING THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO EXCHANGE YOUR EXISTING OPTIONS.

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
SUMMARY TERM SHEET...................................................................1

INTRODUCTION.........................................................................8

THE OFFER............................................................................9

1.       The Offer; Number of Options; Expiration Date...............................9

2.       Purpose of the Offer.......................................................10

3.       Procedures for Tendering Options...........................................11

4.       Withdrawal Rights..........................................................12

5.       Acceptance of Existing Options for Exchange and Grant of New Options.......13

6.       Conditions of the Offer....................................................13

7.       Price Range of Common Stock Underlying the Options.........................15

8.       Source and Amount of Consideration; Terms of New Options...................15

9.       Information Concerning Superior............................................19

10.      Interests of Directors and Officers; Transactions and Arrangements
         Concerning the Company.....................................................20

11.      Status of Options Acquired by Us in the Offer; Accounting Consequences
         of the Offer...............................................................22

12.      Legal Matters; Regulatory Approvals........................................23

13.      Material Federal Income Tax Consequences...................................23

14.      Extension of Offer; Termination; Amendment.................................24

15.      Fees and Expenses..........................................................24

16.      Additional Information.....................................................25

17.      Miscellaneous..............................................................25

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this document and the Letter of Transmittal. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What Securities Are We Offering to Exchange?

         We are offering to exchange all outstanding stock options granted under the Long-Term Incentive Plan, as amended (the "Option Plan"), to our current employees with an exercise price equal to or greater than $20.00 per share ("Existing Options"), for new options to be granted under the Option Plan ("New Options"). Options granted with an exercise price lower than $20.00 per share may not be tendered in the Offer and are not affected by it. Employees who were granted options dated on or after January 5, 2001, are not eligible to participate in the Offer.

         Additionally, if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the Offer if the laws of such jurisdiction preclude such participation.

Why Are We Making the Offer?

         Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock, par value $0.01 ("Common Stock"). We are making the Offer in order to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (Page 10)

How Many New Options Will I Receive in Exchange for My Tendered Options?

         If you validly tender and we accept for exchange an Existing Option with an exercise price equal to or greater than $20.00 and less than $30.00, we will grant you a New Option to purchase a number of shares of Common Stock equal to one-third of the number of shares subject to the exchanged Existing Option. If the exchanged Existing Option has an exercise price equal to or greater than $30.00 and less than $40.00 per share, we will grant you a New Option to purchase a number of shares of our common stock equal to one-fourth of the number of shares subject to the exchanged Existing Option. If the exchanged Existing Option has an exercise price equal to or greater than $40.00 per share, we will grant you a New Option to purchase a number of shares of Common Stock equal to one-fifth of the number of shares subject to the exchanged Existing Option. Any fractional number of shares will be rounded to the nearest whole number.

         For example, if you hold one Existing Option to purchase 200 shares at an exercise price of $22.50 per share, one Existing Option to purchase 300 shares at an exercise price of $39.50 per share and one Existing Option to purchase 250 shares at an exercise price of $42.00 per share and you tender all three options, we will grant you on or after January 7, 2002, (provided you are then a current, active employee) one New Option to purchase a total of 192 shares (representing 67 shares in exchange for the Existing Option to purchase 200 shares at an exercise price of $22.50, 75 shares in exchange for the Existing Option to purchase 300 shares at an exercise price of $39.50 and 50 shares in exchange for the Existing Option to purchase 250 shares at an exercise price of $42.00). The exercise price of the New Options will be the fair market value of the Common Stock on the date of grant. The date of grant is currently anticipated to be on or about January 7, 2002. This example is summarized below:


      NUMBER OF SHARES        EXERCISE PRICE OF               NUMBER OF SHARES
     SUBJECT TO EXISTING       EXISTING OPTION                 SUBJECT TO NEW
           OPTION                                                  OPTION
     -------------------      -----------------               ----------------

            200                   $22.50                             67
            300                   $39.50                             75
            250                   $42.00                             50
                                                                    ---
                                                      TOTAL         192
                                                                    ===

If I Choose to Tender My Existing Options for Exchange, Do I Have to Tender All My Existing Options?

         If you choose to tender an Existing Option, you must tender the full number of unexercised shares subject to that particular Existing Option. For example, if you hold one Existing Option to purchase 200 shares of Common Stock at an exercise price of $22.50 per share and another Existing Option to purchase 300 shares of Common Stock at an exercise price of $39.50 per share, then you may tender none, one or both of these Existing Options, but you may not tender an Existing Option for less than the full number of unexercised shares of common stock subject to the original option. In other words, in this example, you could not tender only 100 shares under your $22.50 per share Existing Option. (Page 9)

Can I Tender Options That I Have Already Exercised?

         The Offer only pertains to unexercised Existing Options and does not apply in any way to shares already purchased upon the exercise of Existing Options. If you have exercised an Existing Option in its entirety, then that Existing Option is no longer outstanding and is therefore not subject to the Offer. However, if you have exercised an exchangeable Existing Option in part, then the remaining (i.e., unexercised) portion of that Existing Option is subject to the Offer and may be tendered for exchange.

Can I Tender Unvested Options?

         Yes, you may tender any of your exchangeable Existing Options, whether or not they are vested. The New Options that you receive in exchange for your tendered Existing Options will vest in ten (10) substantially equal consecutive quarterly installments on the first day of each calendar quarter over a period of two and a half years. Vesting is further explained in the question on Page 5 that asks, "When will the New Options vest?"

         Each New Option will be granted under the Option Plan and will be subject to the terms and conditions of the Option Plan and a New Option grant agreement that we will send to you and that you will need to electronically sign and return to us. (Page 11)

When Will I Receive My New Options?

         We will grant the New Options on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options accepted for exchange. For example, if we cancel tendered options on July 5, 2001 which is the scheduled expiration date of the Offer, then the grant date of the New Options will be on or after January 7, 2002. (Page 13)

Why Don't We Simply Reprice the Existing Options?

         "Repricing" Existing Options would result in variable accounting for such options, which would require us to record additional compensation expense on our financial statements each quarter for every increase in the price of Common Stock relating to outstanding repriced options until the repriced options are exercised, canceled or expire. This could have negative consequences on our reported earnings for the entire period of time from the date of repricing until all repriced options are exercised, canceled or expire. (Page 22)

Why Won't I Receive My New Options Immediately After the Expiration of the
Offer?

         If we were to grant the New Options on a date that is any earlier than six months and one day following the date when we cancel the Existing Options accepted for exchange, this would be considered a "repricing" of existing options and result in variable accounting for such options as described above. (Page 22)

If I Tender Any Existing Options in the Offer, Will I Be Eligible to Receive Other Option Grants Before I Receive My New Options?

         No. The company may not grant additional options to any employee that exchanges Existing Options during the six months and one day period from the date when we cancel tendered Existing Options to the date when we grant the New Options. IF WE ACCEPT THE EXISTING OPTIONS THAT YOU TENDER IN THE OFFER, THEN YOU WILL NOT BE GRANTED ANY ADDITIONAL OPTIONS DURING THAT PERIOD. This is necessary to avoid incurring any variable accounting compensation expense against our earnings because of the accounting rules described above. (Page 13)

Will I Receive Any New Options if I Tender My Existing Options but My Employment Terminates Before the Expiration of the Offer?

         If you tender your Existing Options and, for any reason, your employment with us terminates before the expiration of the Offer, then you may withdraw your tendered Existing Options before such termination. In accordance with the terms and conditions of those Existing Options and the Option Plan, you may be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender before the Expiration Date, or if you withdraw your tender but do not exercise your options within the time prescribed by the Option Plan, then you will forfeit those options. (Page 9)

What Will Happen if My Employment is Terminated After the Expiration of the Offer but Before the New Options Are Granted?

         If you tender Existing Options, in order to receive a grant of New Options in the Offer, you must remain an employee of Superior from the date when your Existing Options are canceled, which will be on the Expiration Date, through the date when we grant the New Options. As discussed below, we will not grant the New Options until on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options accepted for exchange. This new grant date is currently scheduled to occur on or about January 7, 2002. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF SUPERIOR FROM THE DATE WHEN YOUR EXISTING OPTIONS ARE CANCELED THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled, terminate your employment with us for any reason or no reason or we terminate your employment with or without cause after your Existing Options are canceled and before the date when we grant the New Options, then you will not receive anything in exchange for the Existing Options that you tendered and we canceled.

         PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF SUPERIOR. (Page 9)

What Will Be the Exercise Price of the New Options?

         The exercise price of the New Options will be based on the fair market value of the Common Stock at the date we grant the New Options, which we anticipate will be on or after January 7, 2002. Specifically, in accordance with the terms of the Option Plan, the exercise price of your New Option will equal the closing selling price per share on the day of grant for the Common Stock as reported by the Nasdaq National Market. Accordingly, we cannot predict the exercise price of the New Options. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE EXISTING OPTIONS ACCEPTED FOR EXCHANGE IT IS THEORETICALLY POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR EXISTING OPTIONS. (Page 13)

When Will the New Options Vest?

         The New Options will vest in ten (10) substantially equal installments on the first day of each calendar quarter over a period of two and half years, beginning on the first day of the calendar quarter immediately following the date of grant. We anticipate the first day of the calendar quarter immediately following the date of grant will be April 1, 2002. Even if your Existing Options are currently vested, if you exchange your Existing Options for New Options the New Options will be subject to this vesting schedule.

         For example, if you tender an Existing Option for 300 shares with an exercise price of $25.00 and 100 of such shares are vested and 200 of such shares are unvested, your New Option will be for 100 shares, which is one-third of the number of shares under the Existing Option because the exercise price of the Existing Option is equal to or greater than $20.00 and less than $30.00, and all shares under the New Option will be unvested. The shares under the New Option will vest in increments of 10 shares on each of April 1, 2002, July 1, 2002, October 1, 2002, January 1, 2003, April 1, 2003, July 1, 2003, October 1,
2003, January 1, 2004, April 1, 2004 and July 1, 2004.

What Is the Term of the New Options?

         The New Options will have an exercise term of ten (10) years determined from the date the New Option is granted, subject to earlier termination in accordance with the terms of the Option Plan if your employment with us terminates before the expiration of ten (10) years.

If I Tender Existing Options That Are Incentive Stock Options, Will My New Options be Incentive Stock Options?

         To the extent legally permissible, your New Options will have substantially all of the same provisions as your Existing Options, except for the vesting schedule, the term and the exercise price. If your Existing Options are incentive stock options, then your New Options will be incentive stock options, subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), including, but not limited to, per year maximum for grants of incentive stock options which will be determined based on the exercise price and vesting schedule of the New Options. If your Existing Options are non-statutory or non-qualified stock options, then your New Options granted in replacement of these may be non-statutory or non-qualified stock options or they may be, at the discretion of the Company, incentive stock options if permitted under law and the terms of the Existing Option and the Option Plan. (Page 15)

Will I Have to Pay Taxes if I Exchange My Existing Options in the Offer?

         If you exchange your Existing Options for New Options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the New Options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the holding periods for favorable tax treatment will begin on the day of the grant of the New Options regardless of the time you have held any incentive stock options tendered in the offer. State and local tax consequences may be different. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR EXISTING OPTIONS IN THE OFFER. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering Existing Options in the Offer.

Are There Any Conditions to the Offer?

         The Offer is not conditioned upon any minimum threshold number of Existing Options being tendered by eligible option holders. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer. These events include, but are not limited to, a change in accounting principles (or in their interpretation or application to us as determined by our independent public accounting firm), a lawsuit challenging the Offer or a third-party tender offer for the outstanding Common Stock or an acquisition proposal for Superior. These and various other conditions are more fully described in Section 6 of this Offer to Exchange. (Page 13)

         While we are not currently discussing, considering or negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value. We cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interests of Superior and our stockholders. We reserve the right to terminate the Offer, at any time prior to the expiration of the Offer and our cancellation of Existing Options, upon the occurrence of certain events, including, but not limited to, if a tender or exchange offer with respect to some or all of our common stock or a merger or acquisition proposal for Superior is proposed, announced or made by another person or entity or is publicly disclosed.

What Happens if a Change in Control of Superior Occurs During the Period After I Have Tendered My Existing Options but Before New Options Have Been Granted?

         If Superior or all or substantially all of its business or assets are acquired after expiration of the Offer, and during the period between the date of our acceptance and cancellation of the tendered Existing Options and the date when the New Options are to be granted, then the acquiror will be obligated to honor our original intent to grant the New Options. However, depending on the terms of such an acquisition, the New Options granted could be for an equivalent number of shares of the acquiring company (as adjusted for any exchange ratio between Superior and the acquiring company's stock) and the exercise price could accordingly be determined based on the fair market value of the acquiring company's stock. However, if the acquiring company or surviving company in the merger is not a public company (in other words, if its common stock is not registered with the SEC), or if the consideration in such transaction consists solely of cash, then such acquiring or surviving company will not be obligated to issue any New Options. If the acquiring or surviving company elects not to issue New Options, you will receive a cash payment equal to the positive spread between the per share price paid for Superior common stock in such acquisition or merger and the exercise price of your Existing Options that were accepted for exchange and canceled, multiplied by the number of unexercised shares subject to such Existing Option. You will not receive any consideration if the per share price paid for Superior common stock in such acquisition or merger is less than the exercise price of your Existing Options that were accepted for exchange and canceled. (Page 10)

What Happens if I Choose Not to Tender My Existing Options or if I Tender My Options but They Are Not Accepted for Exchange?

         If you choose not to tender your Existing Options or if your Existing Options are not accepted for exchange, then your Existing Options will remain outstanding and they will retain their current exercise price, vesting schedule and term.

         We reserve the right to reject any or all tenders of Existing Options that we determine are not in appropriate form or that we determine are unlawful to accept or inconsistent with this Offer. Otherwise, subject to the conditions of the Offer, we will accept all properly and timely tendered Existing Options that are not validly withdrawn. (Page 11)

How Long Do I Have to Decide Whether to Tender Existing Options in the Offer? Can the Offer Be Extended, and if So, How Will I Be Notified if it is Extended?

         YOU HAVE UNTIL AT LEAST 5:00 P.M., EASTERN TIME, ON JULY 5, 2001 TO TENDER YOUR EXISTING OPTIONS IN THE OFFER. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a company-wide announcement of the extension no later than 9:00 A.M. Eastern Time on the next business day following the previously scheduled expiration date. If we extend the Offer, we may delay the acceptance of any Existing Options that have been tendered and the date of grant of the New Options. (Page 24)

How Do I Tender My Options?

         If you decide to tender your Existing Options, we must receive, before the Offer expires, a properly completed and electronically executed Letter of Transmittal. THE CURRENTLY SCHEDULED EXPIRATION DATE OF THE OFFER IS JULY 5, 2001.

During What Period of Time May I Withdraw Previously Tendered Existing Options?

         You may withdraw your tendered Existing Options at any time before the Offer expires. To withdraw tendered Existing Options, you must sign and deliver to Ed Dodge, our Director of Human Resources, via facsimile at (248) 226-8430 a Notice of Withdrawal of Tender with the required information and we must receive the Notice of Withdrawal. Once you have withdrawn Existing Options, you may re-tender Existing Options only by again electronically signing and returning the Letter of Transmittal. (Page 12)

What Is the Board of Directors' Opinion on the Offer?

         Although our Board of Directors has approved the Offer, neither Superior nor our Board of Directors makes any recommendation as to whether or not you should tender your Existing Options for exchange. You must make your own decision whether or not to tender your Existing Options for exchange. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors. (Page 10)

Do I Have to Review All Of The Documents in Connection With This Offer?

         We are required to provide you with these documents to satisfy our legal obligations and the disclosure requirements of the SEC. While the documents may be lengthy, for your benefit as well as for our own, we recommend that you read this entire document and the related Letter of Transmittal carefully before deciding whether or not to exchange your Existing Options. (Page 25)


             WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?


   For additional information or assistance, you should contact Ed Dodge, our
                Director of Human Resources, at (248) 386-8300.

                                  INTRODUCTION

         Superior Consultant Holdings Corporation ("Superior") is offering to exchange all outstanding stock options to purchase shares of the Common Stock, par value $0.01 per share ("Common Stock"), granted under the Option Plan to our current employees who hold options with an exercise price equal to or greater than $20.00 per share ("Existing Options") for new options that we will grant under the Option Plan ("New Options"). Options granted with an exercise price lower than $20.00 per share may not be tendered in the Offer (as defined below) and are not affected by it. Employees who were granted options on or after January 5, 2001, are not eligible to participate in the Offer.

         We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange (the "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal," which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). If you tender Existing Options for exchange, we will grant you, subject to the terms and conditions of the Offer, New Options under the Option Plan and a New Option award document. All tendered Existing Options accepted by us pursuant to the Offer, which are not validly withdrawn, will be canceled and terminated.

         If you wish to tender your Existing Options in the Offer, you must tender an Existing Option for all of the unexercised shares of Common Stock subject to the Existing Option. You will not be required to tender all of your exchangeable Existing Options to participate in the Offer.

         The Offer is not conditioned upon any minimum threshold number of Existing Options being tendered by eligible Existing Option holders. The Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

         As of May 23, 2001, there were options granted and outstanding under the Option Plan to purchase 1,074,091 shares of the Common Stock with an exercise price equal to or greater than $20.00 per share that may be exchanged under the Offer.

                                    THE OFFER

1.       The Offer; Number of Options; Expiration Date

         Upon the terms and subject to the conditions of the Offer, we will exchange for New Options to purchase Common Stock under the Option Plan Existing Options that have been granted to our current employees that have an exercise price equal to or greater than $20.00 per share. You may not tender any Existing Options granted to you with an exercise price of less than $20.00 and these options are not affected by the Offer. Employees who were granted options on or after January 5, 2001, are not eligible to participate in the Offer. You also may not tender any Existing Options if you are not currently an employee of Superior. Additionally, if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the Offer if the laws of such jurisdiction preclude such participation.

         To participate in the Offer, an option holder's Existing Options must be properly tendered and not validly withdrawn before the Expiration Date (as defined below in Section 3 of this Offer to Exchange). We will not accept from any option holder a tender for less than all of the shares of common stock subject to any single Existing Option grant. Therefore, you must tender an Existing Option for all of the unexercised shares of common stock subject to the Existing Option to participate in the Offer.

         If your Existing Options are properly tendered and accepted for exchange, then unless we terminate the Offer before it expires pursuant to its terms and conditions, you will be entitled to receive, subject to the terms and conditions of the Offer and provided you are a current active employee of the Company, on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options, New Options to purchase the number of shares of the Common Stock (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options) as follows:

         - one (1) share of common stock under the New Option for every three (3) shares of common stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $20.00 and less than $30.00 per share;

         -     one (1) share of common stock under the New Option for every four
               (4) shares of common stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $30.00 and less than $40.00 per share,

         -     one (1) share of common stock under the New Option for every five
               (5) shares of common stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $40.00 per share.

         If you tender your Existing Options and, for any reason, your employment with us terminates before the expiration of the Offer, then you may withdraw your tendered Existing Options before such termination. In accordance with the terms and conditions of those Existing Options and the Option Plan, you may be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender before the Expiration Date, or you withdraw your tender but do not exercise your Existing Options within the time prescribed by the Option Plan, then you will forfeit those Existing Options.

         IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF SUPERIOR FROM THE DATE WHEN YOUR EXISTING OPTIONS ARE CANCELED THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED EXISTING OPTIONS. This means that if you die, become disabled, terminate your employment with us for any or no reason or we terminate your employment with or without cause after your Existing Options are canceled and before the date when we grant the New Options, then you will not receive anything in exchange for the Existing Options that you tendered and we canceled. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF SUPERIOR.

         If Superior or all or substantially all of its business or assets are acquired during the period between the date of our acceptance of the tendered Existing Options and the date when the New Options are to be granted (the "waiting period"), then the acquiror is obligated to honor Superior's original intent to grant the New Options. However, depending on the terms of such an acquisition the New Options granted could be for an equivalent number of shares of the acquiring company (as adjusted for any exchange ratio between Superior's and the acquiring company's stock) and the exercise price could accordingly be determined based on the fair market value of the acquiring company's stock. However, if the acquiring company or surviving company in the merger is not a public company (in other words, if its common stock is not registered with the SEC), or if the consideration in such transaction consists solely of cash, then such acquiring or surviving company will not be obligated to issue any New Options. If the acquiring or surviving company elects not to issue New Options, Eligible Holders will receive a cash payment equal to the positive spread between the per share price paid for Superior common stock in such acquisition or merger and the exercise price of the Existing Options that were accepted for exchange and canceled, multiplied by the number of unexercised shares subject to such Existing Options. Eligible Holders will not receive any consideration if the per share price paid for Superior common stock in such acquisition or merger is less than the exercise price of the Existing Options that were accepted for exchange and canceled.

2.       Purpose of the Offer

         We have granted options under the Option Plan to further the growth and development of Superior by providing, through ownership of the Common Stock, an incentive to employees, directors and consultants to increase their interest in Superior's welfare, to encourage them to continue their services to Superior and to attract individuals of outstanding ability to enter the employment or service of Superior.

         Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of the Common Stock. We are making the Offer in order to provide our option holders who are currently providing services to us with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value.

         Subject to the foregoing, and except as otherwise disclosed in our filings with the SEC, we presently have no plans or proposals that relate to or would reasonably be likely to result in:

         - any extraordinary corporate transaction, such as a merger, reorganization or liquidation;

         - any purchase, sale or transfer of a material amount of our assets;

         - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         -     any other material change in our corporate structure or business;

         - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

         -     the suspension of our obligation to file reports pursuant to
               Section 15(d) of the Securities Exchange Act; or

         - the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities.

         NEITHER SUPERIOR NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR EXISTING OPTIONS FOR EXCHANGE.

3.       Procedures for Tendering Existing Options

         Proper Tender of Existing Options. To validly tender your exchangeable options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, electronically execute and deliver to us the Letter of Transmittal before the Expiration Date.

         The term "Expiration Date" means 5:00 P.M., EASTERN STANDARD TIME, ON JULY 5, 2001, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date when the Offer, as so extended, expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate or amend the Offer.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any tender of Existing Options. Our determination of these matters will be final and binding on all interested persons, including you. We reserve the right to reject any or all tenders of Existing Options that we determine are not in appropriate form or that we determine are unlawful to accept or inconsistent with this Offer. Otherwise, we will accept properly and timely tendered

Existing Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Existing Options or any particular option holder. No tender of Existing Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes an Agreement. Your tender of Existing Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your Existing Options tendered by you for exchange pursuant to the Offer will constitute a binding agreement between Superior and you, upon the terms and subject to the conditions of the Offer.

         Subject to Superior's rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept on the Expiration Date all properly tendered Existing Options that have not been validly withdrawn.

4.       Withdrawal Rights

         You may only withdraw your tendered Existing Options in accordance with the provisions of this Section 4. You may withdraw your tendered Existing Options at any time before the Expiration Date.

         To validly withdraw tendered Existing Options, an option holder must deliver to Ed Dodge, our Director of Human Resources, at the facsimile number set forth in Section 3 of this Offer to Exchange a Notice of Withdrawal of Tender (the "Notice of Withdrawal") with the required information, while the option holder still has the right to withdraw the tendered Existing Options. The Notice of Withdrawal must specify the name of the option holder who tendered the Existing Options to be withdrawn, the number of shares subject to the tendered Existing Options to be withdrawn and the exercise price. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the Existing Option for the full number of shares of common stock to which it is subject. The Notice of Withdrawal must be executed by the option holder who tendered the options to be withdrawn.

         You may not rescind any withdrawal. Any Existing Options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those Existing Options before the Expiration Date by following the procedures described in Section 3 of this Offer to Exchange.

         We will determine, in our sole discretion, all questions as to the validity (including time of receipt) and form of Notices of Withdrawal. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice.

5.       Acceptance of Existing Options for Exchange and Grant of New Options

         Upon the terms and subject to the conditions of the Offer and on the Expiration Date, we will accept for exchange and will cancel all Existing Options that have been properly tendered and not validly withdrawn before the Expiration Date. If your properly tendered Existing Options are accepted for exchange and canceled on July 5, 2001, which is the scheduled Expiration Date, then you will be granted New Options on or after January 7, 2002, (provided you are a current active employee) which is the first business day that is at least six months and one day following the date when we accept options for exchange.

         If we accept the Existing Options that you tender in the Offer, then you will not be granted any additional options during the period six months and one day after the date when we cancel your tendered Existing Options through the date when we grant your New Options. If you were granted stock options on or after January 5, 2001, then you are not eligible to participate in this Offer. This is necessary to avoid incurring any compensation expense against Superior's earnings because of accounting rules that could apply to interim option grants as a result of the Offer.

         For purposes of the Offer, we will be deemed to have accepted for exchange Existing Options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such Existing Options, which may be by company-wide electronic mail or press release. Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept on the Expiration Date all properly tendered Existing Options that are not validly withdrawn.

6.       Conditions of the Offer

         Notwithstanding any other provision of the Offer, we will not be required to accept any Existing Options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Existing Options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the commencement date of the Offer and before the Expiration Date:

         - any of the following events has occurred, or has been determined by us to have occurred, and

         - in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event(s) makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of Existing Options tendered for exchange:

         (a) there shall have been any action or proceeding threatened or commenced, any approval withheld, or any statute, rule, regulation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, amended, enforced, threatened or deemed to be applicable to the Offer or Superior or any of our subsidiaries, by or before any court or any agency, authority or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or grant of New Options for, some or all of the tendered Existing Options illegal, restrict or prohibit consummation of the Offer, or otherwise relates in any manner to the Offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant New Options for, some or all of the tendered Existing Options;

                  (3) materially impair the contemplated benefits of the Offer to us; or

                  (4) materially and adversely affect the business, financial condition, income, operations or prospects of Superior, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

         (b) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

         (c)      there is:

                  (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (3) the price of our common stock declines to below $2.00 per share after the close of business on May 23, 2001;

         (d) a tender or exchange offer with respect to all or any material portion of the Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

         (e) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of Superior that, in our sole judgment, is or may be material to Superior or materially impairs or may materially impair the contemplated benefits of the Offer to us.

         The conditions to the Offer are for Superior's benefit. Before the Expiration Date, we may or may not assert them in our sole discretion, regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure or omission at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.       Price Range of Common Stock Underlying the Options

         Our Common Stock is traded on the Nasdaq National Market under the symbol "SUPC". The following table shows, for the periods indicated, the high and low closing sales prices per share of our Common Stock.


                                                             High       Low
                                                             ----       ---
1999
     Second Quarter........................................ $39.500    $21.615
     Third Quarter.........................................  29.750     11.063
     Fourth Quarter........................................  16.188     10.625

2000
     First Quarter......................................... $20.875    $13.625
     Second Quarter........................................  18.000      3.750
     Third Quarter.........................................   4.813      1.813
     Fourth Quarter........................................   4.200      1.250

2001
     First Quarter.........................................  $4.250     $2.750
     Second Quarter (through May 22, 2001).................   4.450      2.750


         As of May 23, 2001, the last reported closing sale price of our Common Stock, as reported by the Nasdaq National Market, was $4.45 per share, and there were 11,074,869 shares outstanding.

         WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8.       Source and Amount of Consideration; Terms of New Options

         Consideration. We will grant New Options to purchase Common Stock under the Option Plan in exchange for Existing Options validly tendered and accepted for exchange. We will grant the New Options on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options accepted for exchange. The number of shares of Common Stock obtainable under each New Option will be determined as follows:

         - One (1) share of Common Stock under a New Option for every three (3) shares of Common Stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $20.00 and less than $30.00 per share;

         - One (1) share of Common Stock under a New Option for every four (4) shares of Common Stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $30.00 and less than $40.00 per share; and

         - One (1) share of Common Stock under a New Option for every five (5) shares of Common Stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $40.00 per share.

         If we receive and accept tenders of all outstanding exchangeable Existing Options with an exercise price equal to or higher than $20.00 per share, then we will grant New Options to purchase a total of approximately 293,000 shares of Common Stock and the Common Stock issuable upon exercise of these New Options will equal approximately 2.6% of the total shares of our Common Stock outstanding as of May 23, 2001.

         Terms of New Options. All New Options will be granted under the Option Plan and will be subject to the terms and conditions of the Option Plan and a New Option grant agreement that you will electronically sign and return to us. Except with respect to the exercise price, the vesting schedule, the exercise term of the option and as otherwise specified in the Offer, we expect that to the extent legally permissible the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Existing Options tendered for exchange. If your Existing Options were incentive stock options under Section 422 of the Code, then your New Options will also be structured to be incentive stock options subject to the requirements of Section 422 including, but not limited to, the per year maximum for grants of incentive stock options which will be determined based on the exercise price and vesting of the New Options. If your Existing Options are non-statutory or non-qualified stock options, your New Options granted in replacement of these may be non-statutory or non-qualified stock options or they may be, at the discretion of the Company, incentive stock options if permitted under law and the terms of the original grant.

         The New Options will vest in ten (10) substantially equal installments on the first day of each calendar quarter over two and a half years, starting on the first day of the calendar quarter immediately following the date of grant currently estimated to be April 1, 2002.

         The New Options will have a term of ten years determined from the date of grant of the New Options, subject to earlier termination as described in the Option Plan if your employment with us terminates.

         As soon as reasonably practical after the New Options are granted, we will deliver a New Option grant agreement to each tendering option holder whose tendered Existing Options were accepted for exchange and canceled. Each such option holder will need to electronically sign and return that option grant agreement to us.

         The following description summarizes the material terms and conditions of the Option Plan and the options granted under it:

General

         The purpose of the Option Plan is to assist us in attracting and retaining key employees, and also independent contractors, non-employee directors and consultants, and to give such persons a greater proprietary interest in, and closer identity with, us and our financial success. The Option Plan authorizes Superior to make grants of incentive stock options (within the meaning of Section 422 of the Code), non-qualified (or non-statutory) stock options, restricted stock, stock appreciation rights, performance awards and cash awards. The Offer described herein does not affect any awards under the Option Plan other than stock options.

Administration of the Option Plan

         The Option Plan is administered by Superior's Chief Executive Officer ("CEO"). The CEO (except as described below) or his designee has complete discretion to determine which employees and non-employees (except for persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, whose option grants are at the discretion of the Board of Directors) will be recipients of option awards under the Option Plan and to establish the terms, conditions and limitations of each option grant (subject to the terms of the Option Plan and the applicable provisions of the Internal Revenue Code of 1986, as Amended (the "Code")), including the number of shares of Common Stock to be subject to options, the exercise price of the options and the date or dates upon which the options become exercisable. The CEO also has full power to construe and interpret the Option Plan and the awards granted under the Option Plan, and to establish rules and regulations necessary or advisable for its administration. The determination of the CEO or his designee with respect to any matter under the Plan to be acted upon by the CEO is final and binding.

         The Board may amend the Option Plan in any respect, provided, however, that any amendment shall be subject to the approval of our stockholders at or before their next annual meeting if such approval is required by the Code, any federal or state law or regulation, or the rules of the Nasdaq marketplace.

Terms and Conditions of Awards under the Option Plan

         Under the terms of the Option Plan, the CEO or his designee is permitted to cancel any unexercised options at any time if a participant (a) provides services for a competitor, (b) discloses our confidential information, or (c) fails to disclose and convey to Superior any invention or idea developed by the participant during employment with us and relating to our business.

         Upon any change in the nature or number of outstanding shares of Common Stock due to stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding option grants to prevent dilution or enlargement of the options previously granted.

         Except as otherwise determined by the Company, all options are non-transferable and may be exercised during a participant's lifetime only by the participant.

         The permissible manner of payment for the purchase price upon exercise of an option (such as cash, check, the transfer of previously owned, fully paid shares, or through a "cashless" exercise) will be set by the Company in the particular option agreement or by general rules.

         A participant who ceases to be one of our employees for any reason other than death, disability or termination "for cause" will be permitted to exercise any option, to the extent it was exercisable on the date of such cessation, but only within three months of such cessation. A participant who is terminated for "cause," as defined in the Option Plan, will immediately lose all rights to exercise any options. If a participant dies, his or her estate or personal representative may exercise the option, to the extent it was exercisable on the date of death. If a participant becomes permanently disabled, he or she may exercise an option to the extent it was exercisable at the time of the onset of the disability or, if the option vests periodically, to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the option must be exercised within the earlier of twelve (12) months after the date of death or onset of disability or the original expiration date of the option.

Federal Income Tax Effects

         Under the Code, as presently in effect, the grant of an option under the Option Plan will not generate federal income to a participant or a deduction to us.

         Upon exercise of a non-statutory or non-qualified option, the participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the option and the fair market value of our Common Stock on the exercise date. We will be entitled to a tax deduction in the same amount as is recognized by the participant and at the same time, provided we include and report such amounts on a timely filed Form W-2 or Form 1099-MISC (or similar such IRS form filing). Upon a disposition of shares acquired upon exercise of a non-statutory or non-qualified stock option, any amount received by the participant in excess of the fair market value of the shares at the time of exercise of the option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. We will not be entitled to any tax deduction upon such subsequent disposition.

         In the case of incentive stock options, the participant typically recognizes no ordinary income on the date of grant or exercise. If the participant holds the stock acquired through exercise of an incentive stock option for one year from the date of exercise and two years from the date of grant, the participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the incentive stock option's exercise price and the sale price. If the stock is sold before the requisite holding period, the participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. We generally will be allowed a business expense deduction only if, and to the extent, the participant recognizes ordinary income.

         Our statements in the Offer concerning the Option Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Option Plan. The Option Plan and amendments thereto were filed with the SEC as follows:

         -        Superior Consultant Holdings Corporation Long-Term Incentive
                  Plan: Filed as an Exhibit to our Form S-1 (Registration No. 333-10213) on August 15, 1996;

         - First Amendment to Superior Consultant Holdings Corporation Long-Term Incentive Plan: Filed as Exhibit to our Information Statement on Form 14C on November 7, 1997;

         - Second Amendment to Superior Consultant Holdings Corporation Long-Term Incentive Plan: Filed as an Exhibit to our Information Statement on Form 14A on April 9, 1999;

         See Section 16 of this Offer to Exchange for a discussion of how to obtain copies of the Option Plan.

9.       Information Concerning Superior

         General:

         We specialize in Digital Business Transformation(TM) services primarily to the healthcare industry. Our advisory consulting, assistance, solutions, and outsourcing services enable our clients to gain the benefits of their investments in information technology and connect to the speed and power of the Internet. We assist our clients in improving clinical outcomes, gaining market share, and elevating their own fiscal performance.

         Our clients include providers of care, payers, technology firms and other industry participants, including state and federal governments, pharmaceutical companies, and coalitions. Through advisory services, solutions, and outsourcing, we deliver to all segments of the healthcare industry a package of unparalleled intellectual capital and complete solutions that contain the tools and strategies clients need to: increase profitability, serve customers effectively, improve the quality and safety of clinical care, and ensure compliance with security and privacy requirements, including HIPAA regulations, as they capitalize on future e-commerce opportunities.

         Our high-value solutions, often amplified and extended by alliances with leading technology and service providers, enable clients to maximize and build upon their existing IT investments as they create their digital future. Continually at the forefront of healthcare information technology innovation since our establishment in 1984, we have consistently served as the standard for improvement and change in the industry.

         Financial Information: The information set forth on pages F-2 through F-17 of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and the information set forth on pages 3 through 8 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated herein by reference.

         See Section 16 "Additional Information" for instructions on how you can obtain copies of our SEC reports that contain our financial information.

         The address of our principal executive office is 17570 West Twelve Mile Road, Southfield, Michigan 48076. Our common stock is listed on the Nasdaq National Market under the symbol "SUPC".

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Company

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of May 23, 2001 by: (i) each of the Company's directors; (ii) each of the Company's executive officers; and (iii) all directors and executive officers of the Company as a group. (Each person named below has an address in care of the Company's principal executive offices.) The Company believes that each person named below has sole voting and investment power with respect to all shares to all Common Stock shown as beneficially owned by such holder, unless indicated otherwise and subject to community property laws where applicable.



                                                                              SHARES BENEFICIALLY OWNED(1)
NAME OF BENEFICIAL OWNER                                                    NUMBER                    PERCENT
Richard D. Helppie, Jr.(2)(3)(5) ....................                      3,468,049                    31.0
Ronald V. Aprahamian (3)(4)(5).......................                        692,135                     6.2
Charles O. Bracken (3)(5)............................                        452,853                     4.0
George S. Huntzinger (3)(4)(5).......................                        253,025                     2.3
Richard P. Saslow (3)(5).............................                         47,700                       *
John L. Silverman (3)................................                         39,519                       *
Douglas S. Peters (3)................................                         28,930                       *
Reginald M. Ballantyne III (3).......................                         27,000                       *
Kenneth S. George (3)................................                         24,000                       *
Richard R. Sorensen (3)..............................                         14,900                       *
Satish K. Tyagi (3)(5)...............................                         10,600                       *
All Directors and Executive Officers as a group......                      5,058,711                    44.1


--------------------------------------------------------------------------------

*        less than 1%

(1) Applicable percentage of ownership as of May 23, 2001 is based upon 11,074,869 shares of Common Stock outstanding, and is determined by assuming the exercise of options that are held by such persons (but not those held by any other person) which are exercisable within 60 days of the date hereof. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and include voting and investment power with respect to the shares shown as beneficially owned.

(2) 3,036,590 shares are held by The Richard D. Helppie, Jr. Trust, of which Mr. Helppie is the sole trustee, and 321,459 shares are held by The Richard D. Helppie, Jr. Ten Year Grantor Retained Annuity Trust, of which Mr. Helppie is the sole trustee.

(3) Includes shares issuable upon exercise of options currently exercisable or exercisable within 60 days from the date hereof as follows: Mr. Helppie 110,000 shares; Mr. Aprahamian 4,000 shares; Mr. Bracken 115,000 shares; Mr. Huntzinger 5,000 shares; Mr. Saslow 43,700 shares; Mr. Silverman 24,000 shares; Mr. Peters 27,000 shares; Mr. Ballantyne 27,000 shares; Mr. George 24,000 shares; Mr. Sorensen 12,400 shares; and Mr. Tyagi 4,000 shares. Does not include unvested options to purchase 306,000 shares, which were granted to such persons in the aggregate on April 26, 2001 at an exercise price of $3.09 per share.

(4) Mr. Aprahamian's ownership includes 3,000 shares held in a trust for the benefit of Polly Aprahamian, Mr. Aprahamian's mother, over which Mr. Aprahamian exercises voting and dispositive power. Mr. Huntzinger's ownership includes 4,500 shares over which he shares voting and dispositive power with Sherry M. Huntzinger, his wife.

(5) Messrs. Helppie, Aprahamian, Bracken, Huntzinger and Steven H. Smith, the Company's Executive Vice President, have each entered into a Purchase Plan with a single broker-dealer to acquire in open market transactions shares of Common Stock from time to time. Messrs. Helppie, Aprahamian, Bracken, Huntzinger and Steven H. Smith have filed a
         Schedule 13D, as amended, with respect to these transactions because they may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934. As of May 21, 2001, Messrs. Saslow and Tyagi have each entered into a Purchase Plan with the same broker-dealer to acquire in open market transactions shares of Common Stock from time to time. These persons will timely file an amendment to the Schedule 13D disclosing the Purchase Plans of Messrs. Saslow and Tyagi. The persons covered by the Schedule 13D, as amended, beneficially own in the aggregate 5,210,662 shares of Common Stock which represents approximately 45.9% of the outstanding shares of Common Stock. None of these persons has any agreement, arrangement or understanding to act together with respect to the voting and/or disposition of any shares that any of them now beneficially own or may hereafter acquire and each disclaims any beneficial ownership of any Common Stock owned by any of the others.

         On May 4, 2001, Aprahamian acquired 144,610 shares of Common Stock at a price per share of $3.865 in consideration for cash in the amount of $233,893.59 and the assumption of an existing term promissory note payable to Superior with an amount outstanding of $209,336.06.

         In addition, during the past 60 days the following directors and officers of the Company purchased the following additional shares of Common Stock in the open market pursuant to the Purchase Plans described in footnote(5) above:


REPORTING PERSON                         PURCHASE DATE                 SHARES                 PRICE PER SHARE(1)
Ronald V. Aprahamian                       03/19/2001                   1,450                        3.0000
                                           03/27/2001                     925                        2.9375
                                           03/28/2001                     925                        2.8125
                                           04/03/2001                  12,600                        2.9063
                                           04/10/2001                     625                        2.8900
                                           04/18/2001                     650                        2.9500
                                           04/19/2001                  12,150                        3.2000
                                           04/25/2001                   5,700                        3.2500

Richard D. Helppie, Jr.                    03/19/2001                   1,450                        3.0000
                                           03/27/2001                     925                        2.9375
                                           03/28/2001                     925                        2.8125
                                           04/03/2001                  12,600                        2.9063
                                           04/10/2001                     625                        2.8900
                                           04/18/2001                     650                        2.9500
                                           04/19/2001                  12,150                        3.2000
                                           04/25/2001                   5,700                        3.2500

George S. Huntzinger                       03/19/2001                     300                        3.0000
                                           03/27/2001                     200                        2.9375
                                           03/28/2001                     200                        2.8125
                                           04/03/2001                   2,500                        2.9063




                                           04/10/2001                     125                        2.8900
                                           04/18/2001                     150                        2.9500
                                           04/19/2001                   2,400                        3.2000
                                           04/25/2001                   1,200                        3.2500

Charles O. Bracken                         03/19/2001                     200                        3.0000
                                           03/27/2001                      75                        2.9375
                                           03/28/2001                      75                        2.8125
                                           04/03/2001                   1,300                        2.9063
                                           04/10/2001                      75                        2.8900
                                           04/18/2001                      75                        2.9500
                                           04/19/2001                   1,100                        3.2000
                                           04/25/2001                     550                        3.2500


(1)      Average price per share of all purchases made on the purchase date.

         Except as otherwise described above, there have been no transactions in options to purchase our Common Stock or in our Common Stock which were effected during the past 60 days by Superior or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Superior.

         In April 1995, Superior loaned Mr. Bracken $500,000, evidenced by a term promissory note bearing interest at 7.71% per annum. The note provides for equal annual payments of principal and interest of $50,000, payable on December 31 of each year beginning December 31, 1995 with the entire unpaid principal balance due on December 31, 2015. At the option of the Company, the entire outstanding indebtedness under the note may be accelerated in the event that Mr. Bracken's employment with the Company is terminated. The Company and Mr. Bracken entered into an amendment to the promissory note in December, 2000, under which Mr. Bracken's payments of principal and interest were suspended for one year. The largest amount of indebtedness outstanding under such note during fiscal 2000 was $458,000 as of December 31, 2000.

         During 3000, the Company sold 200,000 shares of its common stock for fair market value to each of Mr. Aprahamian, Mr. Huntzinger and one other newly-hired executive, in exchange for cash and promissory notes. The notes total $916,620, bear interest at 9.5% per annum and require payment of all accrued interest and principal in October 2002.

        On May 4, 2001, Mr. Aprahamian assumed an existing term promissory note payable to Superior with an amount outstanding of $209,336.06. This note bears interest at 7.71% per annum and provides for equal annual payments of principal and interest of $25,000, payable on December 31 of each year, with the entire unpaid principal balance due on December 31, 2015. All amounts due under this note will become immediately payable in the event that (a) Mr. Aprahamian resigns as a director of the Issuer, (b) Mr. Aprahamian elects not to stand for reelection as a director of the Issuer or (c) there is a Change in Control of Superior, as defined in a certain Shareholder Agreement entered into by Mr. Aprahamian and Superior.

11. Status of Existing Options Acquired by Us in the Offer; Accounting Consequences of the Offer

         Many of our option holders hold options with exercise prices significantly higher than the current market price of our Common Stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price.

         However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense in our financial statements each quarter until the repriced options were exercised, canceled or expired, which could have negative consequences on our reported earnings. Furthermore, if we were to cancel an option and grant another option with an exercise price that was lower than the exercise price of the canceled option within the six-month period immediately before or after the date when the option was canceled then the cancellation and exchange would be deemed a repricing that would result in variable accounting.

         We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

         - we will not grant any New Options to tendering option holders until a day that is at least six months and one day after the date when we accept and cancel Existing Options tendered for exchange, and

         - the exercise price of all New Options will be at the fair market value of our common stock on the future date when we grant the New Options.

12.      Legal Matters; Regulatory Approvals

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Existing Options and grant of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, judicial, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that we would be successful in obtaining any such approval or other action, if needed, or such approval could be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered Existing Options for exchange and to grant New Options for tendered Existing Options is subject to the conditions described in Section 6 of this Offer to Exchange.

13.      Material Federal Income Tax Consequences

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, we strongly encourage you to consult your own tax advisor with respect to your individual tax consequences by virtue of participating in the Offer.

         We believe that the exchange of tendered Existing Options for the commitment to grant New Options should be a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event.

         As the value of neither the tendered Existing Options nor the commitment to grant the New Options will be readily ascertainable at the time of the exchange, the exchange should be a non-taxable event under U.S. federal income tax laws. Therefore, we believe the option holders who exchange Existing Options for the commitment to grant New Options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

         We also believe that the grant of New Options should not be recognized as taxable income under U.S. federal income tax laws. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option with an exercise price equal to fair market value without a readily ascertainable fair market value is a non-taxable event.

         Therefore, we believe that at the date of grant of the New Options, the option holders should not be required to recognize additional income for U.S. federal income tax purposes. State and local tax consequences may be different. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR EXISTING OPTIONS IN THE OFFER.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      Extension of Offer; Termination; Amendment

         We expressly reserve the right, in our sole discretion, at any time and from time to time before the Expiration Date, and regardless of whether or not any event set forth in Section 6 of this Offer of Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange of any Existing Options, by giving oral or written notice of such an extension to the option holders and making a public announcement of such an extension.

         We also expressly reserve the right, in our sole judgment, before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Existing Options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer of Exchange, by giving oral or written notice, including electronic notice, of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of Existing Options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the Existing Options tendered promptly after termination or withdrawal of the Offer.

         Amendments to the Offer may be made, at any time and from time to time, by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any company-wide announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require a minimum period during which an Offer must remain open following certain material changes in the terms of the Offer or information concerning the Offer. The materiality of a change will depend on the facts and circumstances.

15.      Fees and Expenses

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

16.      Additional Information

         With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether or not to tender your options.

         The Option Plan and all amendments thereto are posted in their entirety in electronic form on our corporate Intranet under "Stock Options".

         We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO, our annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended, and our quarterly report on Form 10-Q for the quarter ended March 31, 2001, can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials may also be obtained (1) at no charge from our Web site at http://www.superiorconsultant.com or (2) by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of the public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Superior, that file electronically with the SEC.

17.      Miscellaneous

         This Offer to Exchange includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "believes," "intends", "could" and "should" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in the remainder of 2001 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to those set forth in our Annual Report on Form 10-K filed April 2, 2001, under the section entitled "Risk Factors".

         Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Offer to Exchange.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                  MAY 23, 2001


        OFFER TO EXCHANGE OPTIONS UNDER THE SUPERIOR CONSULTANT HOLDINGS
                      CORPORATION LONG-TERM INCENTIVE PLAN

         If you wish to tender your options for exchange, you must complete, electronically sign and return to us the Letter of Transmittal in accordance with its instructions on or before 5:00 P.M. Eastern Time, on July 5, 2001.

         Any questions, requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to Ed Dodge at
(248) 386-8300 or ed_dodge@superiorconsultant.com.

                                  May 23, 2001